Exhibit (a)(1)(C)

Offer Deadline: One minute following 11:59 pm EST (12:00 Midnight), on January 10, 2020

Woodbridge Liquidity Option, LLC,
an entity managed by Contrarian Capital Management, L.L.C.

December 12, 2019

Attn: Holders of Class A Liquidation Trust Interests in Woodbridge Liquidation Trust:

You are receiving this letter and the enclosed materials because you are a holder of Class A Liquidation Trust Interests (the “Trust Interests”) issued by Woodbridge Liquidation Trust (the “Trust”). The Trust was formed under a bankruptcy plan of liquidation to satisfy the claims of creditors and the Trust Interests were issued to those creditors holding note claims, general unsecured claims and unit claims against the assets of Woodbridge Group of Companies, LLC and its affiliated debtors.

Woodbridge Liquidity Option, LLC is offering to purchase up to 2,858,405 Trust Interests for a cash price of $10.00 per Trust Interest. Our tender offer presents an opportunity to holders of Trust Interests to receive cash for their Trust Interests now, rather than wait for possible distributions from the Trust in the future. For example, if you tendered 1,500 Trust Interests you could receive a cash payment in the amount indicated below.1

Number of Trust Interests:	1,500
Cash You Could Receive if
All Trust Interests were Tendered:	$15,000

Woodbridge Liquidity Option, LLC is an indirect wholly-owned subsidiary of Contrarian Funds, L.L.C. (“Contrarian”), both of which are managed by Contrarian Capital Management, L.L.C. As of October 31, 2019, Contrarian Capital Management, L.L.C. had in excess of $5.0 billion of assets under management.

Enclosed with this letter, you will find:

•	An Offer to Purchase, which describes the terms and conditions of tender offer, and contains other important information about the offer.
•	An Assignment Form that you must use to accept the offer.

1 This assumes that the tender offer is not oversubscribed. If the tender offer is oversubscribed, the number of Trust Interests we accept for purchase, and the cash received, will be proportionately reduced. The amount you would receive is also subject to any required tax withholding and any offset for distributions by the Trust made to you with a record date occurring anytime from and including the date hereof until the date and time the Trust Interests are accepted for payment. See the Offer to Purchase for details.

To participate in the tender offer and receive cash for your Trust Interests, you must complete each of the following steps:

STEP 1:  If necessary, obtain a statement of account from Continental (the Trust’s transfer agent) to verify the number of Trust Interests that you own by (i) logging on to your account with Continental and printing a copy or (ii) requesting a copy from Continental at 212-509-4000 or cstmail@continentalstock.com. If you have kept the statement of account which was mailed to all Trust Interest holders in March 2019, you do not need to obtain a new statement in order to tender;

STEP 2:  Complete the enclosed Assignment Form, together with the Form W-9 provided (or other appropriate tax form) to prevent backup withholding;

STEP 3:  Have the Assignment Form medallion signature guaranteed. To obtain a medallion signature guarantee, you can usually visit your local bank or credit union and present your account statement to prove your ownership of the Trust Interests. The medallion stamp confirms that the signature authorizing the transfer of the Trust Interests is genuine and that the signer has the legal capacity and authority to sign the Assignment Form;

STEP 4:  Return the Assignment Form and Form W-9 (or other appropriate tax form) to Broadridge, the Depositary for the tender offer, no later than one minute following 11:59 p.m. (12:00 midnight), Eastern Time, on Friday, January 10, 2020.

The Trust Interests are not represented by certificates, and you are not required to submit any certificate in order to receive the purchase price for your Trust Interests.

If the conditions to the tender offer are satisfied, and you properly tender your Trust Interests prior to the deadline, you will receive payment for your Trust Interests by check. The check will be mailed to your address, as it appears on the register of Trust Interest holders maintained by the Trust, following the expiration of the tender offer, anticipated to be within three business days of the expiration date.

You should read the Offer to Purchase for more complete information about the tender offer. If you have any questions, you may contact (i) the Depositary, as follows: Broadridge, Inc. Attn: BCIS Re-Organization Department, P.O. Box 1342 Brentwood, NY 11717-07, (844) 976-0737 or (ii) Contrarian, as follows: Rhoda Freeman at freeman@contrariancapital.com or John Bright at jbright@contrariancapital.com, or (800) 266-3810.

Sincerely,

Woodbridge Liquidity Option, LLC